For Immediate Release

Goldfield Reports 2004 Results

MELBOURNE, Florida, March 31, 2005 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums, today reported results for the year ended December 31, 2004.

Total revenues were unchanged, $32,687,896 in 2004 versus $32,988,415 in 2003. For 2004, the Company reported a loss from continuing operations of $289,768, or one cent loss per share, compared to income from continuing operations of $500,281, or two cents per share in the prior year. Earnings were negatively impacted by increased operating costs in the electrical construction division due to unanticipated operational difficulties experienced on one project (now completed) in the second quarter and adverse weather conditions experienced on several jobs primarily in Georgia and South Carolina during the fourth quarter. Results were also adversely affected by the timing of the flow of real estate projects.

For the year ended December 31, 2004, Goldfield reported a net loss (including discontinued operations) of $387,774, or one cent loss per share, compared to net income of $365,909, or one cent per share, for the same period last year. Discontinued operations (which relate to the company's former mining operations) reported a net loss of $98,006, compared to $134,372 for last year. These losses from discontinued operations were attributable to charges relating to a previously announced environmental matter.

For the quarter ended December 31, 2004, Goldfield reported revenue from continuing operations of $5,602,879 versus $7,938,488 during the same period in 2003. The decline in revenues in the fourth quarter of 2004 was due in large part to timing differences of real estate construction projects. With respect to the Company's two current real estate developments, Oak Park began construction in January of 2005, and it is anticipated that Pineapple House will commence construction in late 2005.

Goldfield reported a loss from continuing operations of $598,109, or two cents loss per share, for the quarter ended December 31, 2004, compared to income from continuing operations of $244,758, or one cent per share, for the same period last year. The loss primarily resulted from increased electrical construction costs and real estate timing differences discussed above.

Commenting on the company's results for the year, John H. Sottile, president of Goldfield, said "Although the 2004 results were disappointing, we should recognize that such results were primarily caused in the electrical construction segment by one troublesome project (now completed) and adverse weather in the fourth quarter. Results in the real estate development segment were primarily affected by the timing of the flow of real estate projects in 2004 versus 2003. Both segments of our business remain fundamentally sound." Mr. Sottile further noted that "With two large real estate projects coming on stream, our real estate operation's backlog increased from approximately $2,300,000 at the end of February 2004 to $10,227,000 at the same point in 2005. Backlog assumes settlement of existing sales contracts from the Oak Park project but does not include any amount from the substantially larger initial phase of the Pineapple House project. We expect to start recognizing revenue from Oak Park shortly. Most of the units at Pineapple House have been reserved by prospective purchasers, and we anticipate entering into binding sales contracts with respect to these units very soon. However, it is premature to predict when we will begin recognizing revenue from Pineapple House because of the inherent uncertainty as to timing of construction progress."

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida's east coast.

Statements in this release are based on current expectations. These statements are forward looking and actual results may differ materially. For further details see the company's filings with the Securities and Exchange Commission.

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Further Information

Investors:
The Goldfield Corporation, 321-724-1700 or investorrelations@goldfieldcorp.com

THE GOLDFIELD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenue
Electrical construction	$ 5,602,879	$ 6,085,224	$ 28,823,061	$ 26,475,202
Real estate development	-	1,853,264	3,864,835	6,513,213
Total revenue	5,602,879	7,938,488	32,687,896	32,988,415

Costs and expenses
Electrical construction	5,506,045	5,057,173	25,812,330	23,054,051
Real estate development	60,809	1,316,078	2,819,506	4,925,379
Depreciation and amortization	599,449	474,130	2,140,724	1,645,657
Selling, general and administrative	437,007	604,042	2,376,134	2,528,710
Total costs and expenses	6,603,310	7,451,423	33,148,694	32,153,797

Other income, net
Interest income	31,310	24,082	91,535	111,473
Interest expense, net	(32,914)	(6,353)	(72,435)	(26,616)
Loss on sale of property and equipment	(5,955)	(38,616)	(4,903)	(51,132)
Other	26,317	4,553	76,275	11,122
Total other income, net	18,760	(16,334)	90,472	44,847

(Loss) income from continuing operations
before income taxes	(981,671)	470,731	(370,326)	879,465

Income taxes (benefit)	(383,562)	225,973	(80,558)	379,184

(Loss) income from continuing operations
available to common stockholders	(598,109)	244,758	(289,768)	500,281

Loss from discontinued operations (net of income taxes (benefit) of ($2,071) and $12,988 for the three months ended December 31, 2004 and 2003, respectively and ($13,763) and ($76,604) for the years ended December 31, 2004 and 2003, respectively)	(86,109)	(12,988)	(98,006)	(134,372)

Net (loss) income	$(684,218)	$231,770	$(387,774)	$365,909

(Loss) earnings per share of common stock -
basic and diluted
Continuing operations	$(0.02)	$0.01	$(0.01)	$0.02
Discontinued operations	0.00	0.00	0.00	$(0.01)
Net (loss) income	$(0.03)	$0.01	$(0.01)	$0.01

Weighted average common shares and
equivalents used in the calculations
of earnings per share
Basic	26,149,668	26,206,261	26,250,350	26,483,912
Diluted	26,149,668	26,371,669	26,250,350	26,637,504

March 31, 2005